Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into effective as of October 19, 2011 by and between AmpliPhi Biosciences Corporation, a Delaware corporation, having an address of 601 Union Street, Suite 4200, Seattle, WA 98101 (the “Company”), and Mr. Philip J. Young (the “Executive”).

In consideration of the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1.          Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment with the Company.

2.          Term. The Executive’s employment hereunder shall commence effective as of October 19, 2011 (the “Effective Date”) and shall continue until terminated on the terms and conditions set forth herein. The term of this Agreement is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3.          Capacity and Performance; Location.

(a)          During the term hereof, the Executive shall serve as the President and Chief Executive Officer of the Company. In addition, and without further compensation, the Executive shall be appointed to serve as a member of the Board of Directors of the Company (the “Board”). So long as Executive remains the Chief Executive Officer of the Company the Company will recommend to its members or stockholders, as applicable, that Executive be elected to the Board at each meeting of stockholders or in connection with each action by written consent pursuant to which Executive may be elected.

(b)          During the term hereof, the Executive shall be employed by the Company on a full-time basis, shall have all powers and duties consistent with his position, subject to the direction and control of the Board and shall perform such other duties and responsibilities on behalf of the Company as may reasonably be designated from time to time by the Board. The Executive shall require the approval of the Board to pursue or enter into any transaction or group of related transactions that are not in the ordinary course of business and would be material to the Company.

(c)          During the term hereof, the Executive shall devote sufficient time and his best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities hereunder. The Executive shall comply with all written policies of the Company in effect from time to time and shall observe and implement those resolutions and directives of the Board as made or issued from time to time. Without the prior approval of the Board, the Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement; provided, that the Executive shall be entitled to continue to serve on the board of directors of Osteologix Holdings Ltd, Develco Pharma, Osteologix Holdings or their successors, provided that such service does not interfere with his performance of his duties hereunder.

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(d)          It is intended that the Company’s principal executive office shall be located in the area of Richmond, Virginia. If, after the Company's principal executive office is located in the area of Richmond, Virginia, it is determined that the principal office location of the Company shall be relocated, the Company shall provide the Executive with ninety (90) days’ prior written notice and upon delivery of such notice, the Company and the Executive shall reasonably and in good faith negotiate a fair and equitable relocation package. Following such notice period and the determination of the location of the Company’s principal executive office, the Executive shall be based in and work primarily in and from the Company’s principal executive office. It is the expectation of the Company that the Company’s principal executive office will remain in the Richmond, Virginia area in the absence of a compelling business reason to locate it elsewhere.

(e)          Upon reasonable notice, the Executive shall be available to participate in all meetings of the Board. The Company will reimburse the Executive for all reasonable and customary travel and living expenses (e.g., hotel and meals), if any, incurred in connection with such meetings and the Executive shall provide the Company with reasonable documentation of such expenses.

4.          Compensation and Benefits. As compensation for all services performed by the Executive hereunder during the term hereof, and subject to performance of the Executive’s duties and obligations pursuant to this Agreement:

(a)          Base Salary. Except for the following Limited Salary Period and during the term hereof, the Company shall pay the Executive a base salary at an initial rate of Four Hundred Thousand Dollars ($400,000) per annum (the “Base Salary”). For an initial period from the Effective Date until such time as the Company has raised at least $5,000,000 through the sale of equity securities or otherwise (the “Limited Salary Period”), the Executive shall be paid a base salary at the rate of Three Hundred Twenty Five Thousand Dollars ($325,000) per annum (the “Initial Salary”). The Initial Salary or Base Salary, as applicable, will be payable in accordance with the payroll practices of the Company for its executives, but no less than once per each month.

(b)          Bonus Compensation.

(i)          If Executive remains employed by the Company on the last day of the Limited Salary Period, then within thirty (30) days following the end of the Limited Salary Period, the Company shall pay Executive a lump sum bonus equal to the difference between the amount that Executive would have been paid during the Limited Salary Period had Executive’s salary been the Base Salary, and the amount that Executive was paid during the Limited Salary Period at the Initial Salary. Such bonus shall be subject to applicable withholding.

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(ii)         During the term hereof, the Executive shall have the opportunity to earn an annual performance bonus equal to up to 60% of the Executive’s Base Salary based upon performance criteria set by the Board in its sole discretion on an annual basis. The Board shall conduct a performance review of the Executive at least once a year on or prior to February 1 of each year, commencing in 2013. The Company may, from time to time, pay such other bonus or bonuses to the Executive as the Board or a compensation committee of the Board, in its sole discretion, deems appropriate. In order to receive the annual performance bonus, the Executive must continue to be employed by the Company through the end of the period with respect to which the annual performance bonus has been earned. The annual performance bonus will be paid to the Executive as soon as reasonably practicable in the calendar year following the calendar year in which it is earned (and typically at the same time as bonuses for the applicable period are regularly paid to senior executives of the Company) and in any event no later than March 15 of the following calendar years..

(c)          Stock Options. As soon as practicable following Executive’s commencement of employment, and subject to approval of the Board (or an authorized committee thereof), the Executive shall receive a stock option to purchase ten percent (10%) of the shares of common stock of the Company (calculated on a fully diluted basis as of such grant date, assuming the exercise and conversion of all exercisable or convertible securities, and including any shares reserved for issuance pursuant to an equity incentive plans or other arrangements) at an exercise price per share equal to the fair market value of such shares on the date of grant as reasonably determined by the Board in good faith (the “Initial Stock Option”). The Initial Stock Option will vest and become exercisable with respect to fifty percent (50%) of the total number of shares on the date that is six (6) months from the date of grant or, if earlier, the date that is nine (9) months after October 19, 2011. The other fifty percent (50%) (the “Remaining Shares”) shall vest monthly on the first day of each month, commencing on January 1, 2012, at a rate of 1/36th of the total number of Remaining Shares per month. Vesting will be subject to continued employment on each vesting date and acceleration as set forth in Sections 5 and 6 below.

In addition, following each time that the Company issues shares of capital stock or securities convertible into shares of capital stock until such time as the Company has raised an aggregate of $10,000,000 after the Effective Date through the sale of such securities, the Company shall issue to Executive, subject to approval of the Board (or an authorized committee thereof), an additional stock option grant (each, an “Additional Option”), such that the total number of shares of common stock subject to the Initial Stock Option and all Additional Options held by Executive shall be ten percent (10%) of the fully diluted capitalization of the Company, calculated as set forth above. The exercise price per share of each Additional Option shall be the fair market value of such shares on the date of grant. Each Additional Option shall vest and be subject to acceleration according to the same vesting schedule as the Initial Stock Option.

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The Initial Stock Option and each Additional Option shall be granted under the Company’s 2011 Stock Incentive Plan (the “2011 Plan”), or any successor plan thereto, and pursuant to the terms of the Company’s then standard form stock option agreement approved by the Board. Collectively, the Initial Stock Option and each Additional Option are referred to in this Agreement as the “Stock Options.”

(d)          Vacations. During the term hereof, the Executive shall be entitled to six (6) weeks of vacation per annum, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation time shall not cumulate from year to year. Accrued and unused vacation time may be carried over to subsequent years with a maximum four (4) weeks of carryover into any year.

(e)          Insurance Coverage. During the term hereof, the Company shall provide Executive with medical, dental, vision, life and disability insurance as follows: the Company shall (i) pay premiums in accordance with the Company’s usual practices, for all medical insurance, including health, dental and vision coverage for Executive and his immediate family, (ii) provide, at its cost, disability insurance with an annual benefit equal to seventy-five percent (75%) of the Executive’s Base Salary, and (iii) provide, at its cost, life insurance on the life of the Executive with a death benefit equal to an aggregate of $2,000,000, payable to such beneficiaries as may be designated by the Executive in writing from time to time. The Executive’s benefits contemplated by this Section 4(e) shall be subject to the terms and conditions of each applicable policy, as may be in effect from time to time at the discretion of the Board. Notwithstanding the foregoing, (A) to the extent permitted under the Company's welfare plans (and by the Company’s insurance carriers), in lieu of the foregoing, if Executive elects to retain existing insurance policies consistent with the foregoing, the Company shall reimburse Executive for the cost of such policies and (B) Executive shall be solely responsible for the premiums related to his existing life insurance and disability policies until December 31, 2011. Notwithstanding the foregoing or any other provision in this Agreement to the contrary (including, without limitation, Section 20), the Company may unilaterally amend this Section 4(e) to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Company, including, without limitation, under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”), which amendments may include, but are not limited to, eliminating benefits or eliminating premium payments by the Company, provided that the Company and Executive shall negotiate in good faith an alternative arrangement for providing the economic equivalent of such benefits to Executive which does not cause the imposition of such tax, penalty or similar charges.

(f)          Other Benefits. During the term hereof and subject to any contribution therefor generally required of employees of the Company, the Executive shall be entitled to participate in any and all other employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are in a category of benefit (including, without limitation, bonus compensation) otherwise provided to the Executive. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. The Company may alter, modify, add to or delete such “other employee benefit plans” at any time as it, in its sole judgment, determines to be appropriate.

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(g)          Automobile Allowance. The Company shall reimburse the Executive for his automobile expenses including a monthly lease or financing payment up to $1,275. In addition, following the end of the Limited Salary Period, the Company shall pay all expenses related to insurance, motor vehicle registration and tax, maintenance, repair, gasoline and other expenses incurred in connection with the Executive’s use of such car, whether it be in the Company's service or privately; provided, however, that the Company shall not be liable for any costs or expenses incurred in connection or associated with unlawful conduct of the Executive in connection with the operation of the vehicle, including, without limitation, speeding or traffic fines or responsibilities related to reckless driving and driving without a proper license. In the event the Executive’s employment terminates, the Executive will retain possession of the automobile and will assume the monthly payments, and all other obligations related to the automobile, effective on the effective date of the termination.

(h)          Business Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board for senior executives of the Company, and to such reasonable substantiation and documentation as may be specified by the Company from time to time. The Executive shall use reasonable efforts to purchase airline tickets in advance or otherwise take advantage of low-cost fares.

5.          Termination of Employment. Executive’s employment hereunder may terminate as set forth below.

(a)          Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In that event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, any earned and unpaid Base Salary and bonus. The Company shall have no further obligation or liability to the Executive or his estate. Upon the Executive’s death, all vested Stock Options will remain exercisable by the estate or designated beneficiary for the time period applicable to such options.

(b)          Disability.

(i)          The Company may terminate the Executive’s employment hereunder, upon thirty (30) days’ notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform the essential functions of his position hereunder, with or without reasonable accommodation, for eighty (80) days, which need not be continuous, during any period of one-hundred eighty (180) consecutive calendar days.

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(ii)         The Board may designate another employee to act in the Executive’s place during any period in which the Executive is unable to perform the essential functions of his position as a result of any illness, injury, accident or condition of either a physical or psychological nature. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary or Initial Salary, as applicable, in accordance with Section 4(a) and his other benefits pursuant to Sections 4(e), 4(f) and 4(g) hereof, to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under any disability income plan provided by the Company or until the termination of his employment, whichever shall first occur.

(iii)        If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform the essential functions of his position hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection, to determine whether the Executive is so disabled, and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c)          By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause (as defined below) at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable and good faith judgment, shall constitute Cause for termination: (i) conviction or plea of nolo contendere in a court of law of (x) any felony or (y) any misdemeanor involving dishonesty, breach of trust, misappropriation or illegal narcotics, (ii) commission of any act involving theft, embezzlement, fraud, intentional dishonesty or moral turpitude or that otherwise impairs the reputation, goodwill or business of the Company, (iii) material breach of any of the material provisions of this Agreement or of any other material agreement between the Executive and the Company or any of its Affiliates (as defined below), which breach is not cured within thirty (30) days of notice to Executive; or (iv) demonstration of gross negligence, willful misconduct or dereliction of duty in the execution of his duties under this Agreement or breach of his duty of loyalty to the Company or any of its Affiliates that is materially injurious to the Company. Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall not have any further obligation or liability to the Executive, other than for Base Salary earned and unpaid through the date of termination. Any unvested Stock Options shall be forfeited and vested Stock Options not exercised prior to termination shall expire and no longer be exercisable.

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(d)          By the Company without Cause. The Company may terminate the Executive’s employment hereunder without Cause at any time upon six (6) months months’ advance written notice.

(e)          By the Executive. The Executive may terminate his employment, with or without cause, at any time upon at least fourteen (14) days’ advance written notice to the Company.

(f)          By the Executive for Changed Circumstances. The Executive may terminate his employment hereunder upon the occurrence of Changed Circumstances (as defined below) upon written notice to the Company. “Changed Circumstances” shall mean the occurrence of any of the following, without Executive’s consent: (i) material breach hereof by the Company of its obligations under this Agreement; (ii) subject to the Company’s right to terminate the Executive’s employment pursuant to subsections (c) and (d) above, a material diminution in the Executive’s authority, duties or responsibilities by reason of actions taken by or under the authority of the Board, or (iii) relocation of Executive’s principal place of employment by more than fifty (50) miles following the establishment of the Company’s principal executive office as set forth in Section 3(d). Notwithstanding the foregoing, the Executive's termination of employment shall not be for Changed Circumstances unless (i) the Executive notifies the Company in writing of the existence of the condition which Executive believes constitutes Changed Circumstances within ninety (90) days of the initial existence of such condition (which notice specifically identifies such condition), (ii) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the "Remedial Period"), and (iii) the Executive actually terminates employment within thirty (30) days after the expiration of the Remedial Period.

(g)          Severance Benefits.

(i)          In the event that the Company terminates the Executive’s employment without Cause (as defined above) or the Executive terminates his employment for Changed Circumstances (as defined above), subject to the terms and conditions of this Section 5(g), (A) the Company will pay severance in the form of salary continuation on a monthly basis to the Executive for a period of months (the “Severance Period”) following Executive’s termination equal to the greater of (x) six (6) months or (y) the number of full months between the Effective Date and Executive’s termination, provided that the Severance Period shall not exceed twelve (12) months, (B) if the Executive is eligible for and timely (and properly) elects to continue his coverage under the Company’s group health plans pursuant to Section 4980B(f) of the Code (commonly known as “COBRA”), the Company will pay (or reimburse the Executive for the payment of) the regular employer portion of the premium for such coverage (i.e., the amount it pays toward the premium for such coverage for active employees) for the duration of the Severance Period or until the Executive is no longer entitled to COBRA continuation coverage under the Company’s group health plans, whichever period is shorter, and (C) any options that are subject to vesting shall have vesting accelerated with respect to the number of shares that would have vested during the Severance Period if Executive had remained employed by the Company during such period. Notwithstanding the foregoing or any other provision in this Agreement to the contrary (including, without limitation, Section 20), the Company may unilaterally amend clause (B) of this Section 5(g)(i) to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Company, including, without limitation, under Section 4980D of the Code, which amendments may include, but are not limited to, eliminating premium payments (or reimbursement of premium payments) by the Company, provided that the Company and Executive shall negotiate in good faith an alternative arrangement for providing the economic equivalent of such benefits to Executive which does not cause the imposition of such tax, penalty or similar charges.

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(ii)         The severance amount and other benefits set forth in 5(g)(i) are referred to herein as the “Severance Benefits.” The Executive’s right to receive Severance Benefits under Subsection 5(g)(i) is conditioned on the Executive’s continued performance of those obligations hereunder that continue by their express terms after the termination of his employment, including without limitation those set forth in Sections 8, 9 and 10. In addition, in order to receive the Severance Benefits under Subsection 5(g)(i), the Executive must execute and deliver to the Company a general release of any and all claims and causes of action of the Executive against the Company and its officers and directors, excepting only the right to any compensation, benefits and/or reimbursable expenses due and unpaid under Sections 4 and/or 5(g)(i) of this Agreement. Such release must be in a form reasonably acceptable to the Company, must be received by the Company no later than the forty-fifth (45th) day after the date of the Executive’s termination, and must become effective no later than the fifty-ninth (59th) day after the date of the Executive’s termination. Any Severance Benefits to be paid hereunder shall be payable in accordance with the payroll practices of the Company for its executives generally as in effect from time to time, and subject to all required withholding of taxes.

6.          Change in Control. If the Executive’s employment is terminated by the Company, without Cause, in connection with or within twelve (12) months after, or by the Executive for Changed Circumstances at the time of or within twelve (12) months after, a Change in Control, the Executive shall receive those Severance Benefits provided in Section 5(g)(i) as if his employment were terminated more than twelve (12) months after the Effective Date plus the pro rata portion of any eligible annual bonus compensation as of the date of termination, which Severance Benefits shall be subject to the terms set forth in Section 5(g)(ii) and shall be in lieu of any benefits to which the Executive is otherwise entitled pursuant to Section 5(g). “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (c) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

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(a)          the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Acquiring Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Acquiring Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(b)          such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; or

(c)          the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively.

7.          Effect of Termination. Upon termination of this Agreement, all obligations and provisions of this Agreement shall terminate except with respect to any accrued and unpaid monetary obligations, post-termination benefits described in Section 5 and Section 6, and vesting acceleration provisions and except for the provisions of Sections 8 through (and inclusive of) 24 hereof.

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8.          Confidential Information; Assignment of Inventions.

(a)          The Executive acknowledges that the Company and its Affiliates will continually develop Confidential Information and Proprietary Information (as defined below), that the Executive may develop Confidential Information and Proprietary Information for the Company or its Affiliates, and that the Executive may learn of Confidential Information and Proprietary Information during the course of his employment with the Company. The Executive agrees that, except as required for the proper performance of his duties for the Company, he will not, directly or indirectly, use or disclose any Confidential Information or Proprietary Information. The Executive understands and agrees that this restriction will continue to apply after his employment terminates, regardless of the reason for termination.

(b)          The Executive agrees that all Confidential Information and Proprietary Information, including, without limitation all work products, inventions methods, processes, designs, software, apparatuses, compositions of matter, procedures, improvements, property, data documentation, information or materials that the Executive, jointly or separately prepared, conceived, discovered, reduced to practice, developed or created during, in connection with, for the purpose of, related to, or as a result of his employment with the Company, and/or to which he has access as a result of his employment with the Company (collectively, the “Inventions”) is and shall remain the sole and exclusive property of the Company.

(c)          The Executive by his signature on this Agreement unconditionally and irrevocably transfers and assigns to the Company all rights, title and interest in the Inventions (as defined above, including all patent, copyright, trade secret and any other intellectual property rights therein) and will take any steps and execute any further documentation from time to time reasonably necessary to effect such assignment free of charge to the Company. The Executive will further execute, upon request, whether during, or after the termination of, his employment with the Company, any and all applications for patents, assignments and other papers, which the Company may deem necessary or appropriate for securing such Inventions for the Company.

(d)          Except as required for the proper performance of his duties, the Executive will not copy any and all papers, documents, drawings, systems, databases, memoranda, notes, plans, records, reports files, data (including original data), disks, electronic media etc. containing Confidential Information or Proprietary Information (“Documents”) or remove any Documents, or copies, from Company premises. The Executive will return to the Company immediately after his employment terminates, and at such other times as may be specified by the Company, all Documents and copies and all other property of the Company and its Affiliates then in his possession or control.

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9.          Non-Competition Covenants. During the term hereof and for a period of one (1) year from the date the Executive’s employment with the Company terminates (the “Restricted Period”), the Executive shall refrain from engaging or becoming interested, directly or indirectly, as an owner, employee, director, partner, consultant, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise, either alone or in association with others, in the operation, management or supervision of any type of business or enterprise that during such period manufactures, develops or sells drug delivery technologies that compete with the businesses or enterprises of the Company and its operating subsidiaries (if any) (collectively, the “Company Group”), or any new business or enterprise which the Company Group during such Restricted Period plans in good faith in the near future to commence which is related to the Company Group’s then-existing businesses or enterprises, including, without limitation, the research and development of drug delivery technology for diseases in which the Company has active research and development programs, except through ownership of shares in a publicly-traded corporation or publicly-traded mutual fund or publicly-traded limited partnership in which the Executive does not materially participate and in which the Executive’s ownership interest is one percent (1%) or less. The Executive acknowledges and agrees that the entire business of the Company is based upon technology and Proprietary Information that has world-wide application. Therefore, the restrictions contained in this Section 9 cannot be limited to any particular geographic region and are applicable world-wide. In the event that the scope of any restriction contained in this Section 9 is determined by a court to be too broad to permit enforcement hereof to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, based upon the geographic markets on which the Company Group conducts its business at the time of breach of this Section.

10.         Non-Solicitation Covenants. During the Restricted Period, the Executive shall refrain from, directly or indirectly, whether on behalf of himself or anyone else: (a) soliciting or accepting orders from any present or past customer of the Company Group for a product or service offered or sold by, or competitive with a product or service offered or sold by, the Company Group; (b) inducing or attempting to induce any customer, supplier, licensee, licensor or other business relation of the Company Group to cease doing business with the Company Group or in any way interfere with the relationship between that customer, supplier, licensee, licensor or other business relation and the Company Group; (c) using for his benefit or disclosing the name and/or requirements of any such customer, supplier, licensee, licensor, or other business relation to any other person; (d) soliciting any of the Company Group’s employees to leave the employ of the Company Group or hiring anyone who is an employee of the Company Group or was such an employee during the twelve (12) months preceding the proposed date of hire; or (e) inducing or attempting to induce any employee of the Company Group to work for, render services or provide advice to or supply Confidential Information or Proprietary Information to any other person. During the Restricted Period, the Executive shall not directly or indirectly assist or encourage any other person, in carrying out, directly or indirectly, any activity that would be prohibited by this agreement were they carried out by the Executive himself.

11.         Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 8, 9 and 10 hereof. The Executive acknowledges that the covenants contained in Sections 8, 9 and 10 are reasonably necessary to protect the goodwill of the Company that is its exclusive property. The Executive further acknowledges and agrees that, were he to breach any of the covenants contained in Sections 8, 9 or 10 hereof, the damage would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond.

12.         Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder. The Executive will not disclose to or use any confidential or proprietary information of a third party without such party’s consent.

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13.         Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 13 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a)          “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

(b)          “Confidential Information” means any and all information, inventions, discoveries, ideas, writings, communications, research, engineering methods, developments in chemistry, manufacturing information, practices, processes, systems, technical and scientific information, formulae, designs, concepts, products, trade secrets, projects, improvements and developments that relate to the business of the Company or any Affiliate and are not generally known by others, including but not limited to (i) products and services, technical data, methods and processes, (ii) marketing activities and strategic plans, (iii) financial information, costs and sources of supply, (iv) the identity and special needs of customers and prospective customers and vendors and prospective vendors, and (v) the people and organizations with whom the Company or any Affiliate has or plans to have business relationships and those relationships. Confidential Information also includes such information that the Company or any Affiliate may receive or has received belonging to customers or others who do business with the Company or any Affiliate and any publication or literary creation of the Executive, developed in whole or in part while the Executive is employed by the Company, in whatever form published the content of which, in whole or in part, relates to the business of the Company or any Affiliate. Confidential Information shall not include any information or materials that Executive can prove by written evidence (A) is or becomes publicly known through lawful means and without breach of this Agreement by Executive; (B) was rightfully in Executive’s possession or part of Executive’s general knowledge prior to the Effective Date; or (C) is disclosed to Executive without confidential or proprietary restrictions by a third party who rightfully possesses the information or materials without confidential or proprietary restrictions.

(c)          “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

(d)          “Proprietary Information” means any and all intellectual property subject to protection under applicable copyright, trademark, trade secret or patent laws if such property is similar in any material respect with the products and services offered by the Company or any Affiliate.

14.         Withholding. All payments made under this Agreement shall be reduced by any tax or other amounts required to be withheld under applicable law.

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15.         Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and shall assign its obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, or consolidate with or merge into any other Person, or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

16.         Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17.         Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18.         Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or by overnight courier or delivery service, or three (3) business days after being deposited in the Danish or United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at the Company’s principal place of business, to the attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

19.         Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.

20.         Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and an expressly authorized representative of the Company.

21.         Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22.         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

23.         Governing Law. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

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24.         Tax Matters.

(a)          If any payment or benefit which the Executive would receive pursuant to a Change in Control from the Company or otherwise (collectively, the “Payments”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this Section 24(a) of this Agreement, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive will be entitled to receive either (A) the full amount of the Payments; or (B) a portion of the Payments having a value equal to one dollar ($1.00) less than three (3) times Executive's “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code) (the “Safe Harbor Amount”), whichever of clauses (A) and (B), after taking into account applicable federal, state, and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greater portion of the Payments. If a reduction in the Payments is necessary, such reduction shall occur in the following order: reduction in cash payments; cancellation of accelerated vesting of stock awards; and reduction in employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards. Any determination required under this provision shall be made in writing by the independent public accountant of the Company or another entity reasonably approved by the Company and the Executive (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the Company and Executive. All fees and expenses of the Accountants shall be borne solely by the Company. For purposes of making any calculation required by this provision, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

(b)          The parties intend that this Agreement and the payments and benefits provided hereunder, including, without limitation, those provided pursuant to Section 5 hereof, be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits thereunder comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however that in no event shall the Company or any of its Affiliates or successors be liable for any additional tax, interest or penalty that may be imposed on Executive pursuant to Code Section 409A or for any damages incurred by Executive as a result of this Agreement (or the payments or benefits hereunder) failing to comply with, or be exempt from, Code Section 409A. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

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(i)          If the Executive notifies the Company (with specificity as to the reason therefor) that he believes that any provision of this Agreement (or of any award of any compensation or benefits) would cause him to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company independently makes such determination, the Company shall, after consultation with the Executive, to the extent legally permitted and to the extent it is possible to timely reform the provision to avoid taxation under Code Section 409A, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to both the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(ii)         For purposes of Code Section 409A, including, without limitation, the application of Treasury Regulation Section 1.409A-1(b)(4) (or any successor provision), each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(iii)        To the extent Code Section 409A is applicable to this Agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment (including, without limitation, Sections 5 and 6 hereof) unless such termination is also a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), after giving effect to the presumptions contained therein (and without regard to the optional alternative definitions available therein), and, for purposes of any such provision of this Agreement, references to “terminate,” “termination,” “termination of employment” and like terms shall mean separation from service.

(iv)        The Company shall delay the payment of any benefits payable under this Agreement as required to comply with Section 409A(a)(2)(B)(i) of the Code, relating to payments made to certain “specified employees” of certain publicly-traded companies, and in such event, any such amount to which Executive would otherwise be entitled during the six (6) month period immediately following his termination of employment shall instead be accumulated through and paid or provided, together with interest at the long-term applicable federal rate (annual compounding) under Section 1274(d) of the Code in effect on his termination of employment, on the first business day following the expiration of such six (6) month period, or if earlier, the date of his death. If the Executive is not a “specified employee” within the meaning of Code Section 409A at the time of Executive’s termination of employment, no salary continuation payment that Executive shall be entitled to receive under this Agreement that constitutes deferred compensation under Code Section 409A will be made to Executive prior to the sixtieth (60th) day after the date of such termination. On the first business date that occurs on or after such sixtieth (60th) day, the Company will pay Executive the salary continuation payments that Executive would have received on or prior to such sixtieth (60th) day, in a lump sum, with the balance of the salary continuation payments being paid as originally scheduled.

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(v)         To the extent an expense reimbursement or in-kind benefit provided pursuant to this Agreement constitutes deferred compensation within the meaning of Code Section 409A, (A) the expenses will be reimbursed to Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (B) the amount of expenses eligible for reimbursement or in-kind benefits provided during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided in any other calendar year, and C) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

25.         The Company shall reimburse Executive for reasonable fees and expenses of counsel incurred in connection with the negotiation and execution of this Agreement, up to a maximum of $4,000.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Executive and the Company, by its duly authorized representative, as of the date first above written.

Executive:	AmpliPhi Biosciences Corporation

By:
Philip J. Young	Title: Chairman

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